Exhibit 10.8
WORKING CAPITAL LOAN AGREEMENT
     WORKING CAPITAL LOAN AGREEMENT (this “Agreement”) made as of January [___], 2008 (the “Effective Date”), between Anadarko Petroleum Corporation, a Delaware corporation, with principal offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380 (“Lender”) and Western Gas Partners, LP, a Delaware limited partnership with principal offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380 (“Borrower”).
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:
1. Loans. Subject to the terms and conditions of this Agreement, from time to time during the period from the Effective Date to January [___], 2010 (the “Maturity Date”), Lender agrees to make loans (“Loans”) to Borrower in an aggregate principal amount outstanding not to exceed $30,000,000.00 (the “Commitment Amount”) at any time. Within the foregoing limits, Borrower may borrow, repay and reborrow Loans in accordance with the terms and conditions hereof.
2. Repayment of the Loans. Borrower promises to pay the outstanding principal balance of the Loans, together with interest accrued and outstanding thereon and any other sums due hereunder, on the Maturity Date or such earlier date upon which the maturity of the Loans may have been accelerated pursuant to Section 8. Notwithstanding the foregoing, Borrower shall repay the Loans such that no principal is outstanding for a period of at least fifteen consecutive days during the twelve month period commencing on the Effective Date and during the twelve month period commencing on each anniversary thereof.
3. Procedure for Borrowing. Borrower may borrow Loans on any Business Day (together with other capitalized terms not defined in the body of this Agreement, as defined in Exhibit A) by notice to Lender in accordance with the procedures set forth in, and subject to the terms of, the Revolving Credit Agreement, except that: (i) Borrower shall give such notice no later than 12:00 p.m., Houston time, on the date of funding; (ii) Borrower shall give such notice to and in a form acceptable to Lender rather than the applicable agent under the Revolving Credit Agreement; (iii) any term of the Revolving Credit Agreement to the contrary notwithstanding, a Loan may only be made in US Dollars; and (iv) unless a rate and interest period other than one-month LIBOR are specified in such notice (or borrowings for such rate and interest period are unavailable under the Revolving Credit Agreement) each Loan shall bear interest at the one-month LIBOR rate and be for an Interest Period of one month..
4. Interest. The unpaid principal amount of each Loan which bears interest at a rate other than the Base Rate or a rate based on the Base Rate shall bear interest for each day during each Interest Period with respect thereto at a rate per annum determined in accordance with the procedures and terms of the Revolving Credit Agreement. Without limiting the generality of the preceding sentence, if Borrower pays the principal of any Loan on any day other than the last day of the Interest Period relevant thereto and Lender so requests, then Borrower shall pay “breakage” in accordance with the procedures and terms of the Revolving Credit Agreement. Borrower shall pay interest on the unpaid principal amount of each Loan which bears interest at the Base Rate or a default rate based on the Base Rate in accordance with the procedures and terms of the Revolving Credit Agreement. Notwithstanding the foregoing provisions of this Section 4 or any other provision of this Agreement, interest on the Loans and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of Texas at such time.
5. Increased Costs; Taxes; Illegality; Amounts and Prepayments of Loans. Borrower shall pay increased costs on the Loans and taxes in connection with the Loans, in each case, in accordance with the procedures and terms of the Revolving Credit Agreement as if the loans were loans thereunder and Lender were a lender thereunder. Notwithstanding the provisions of Section 4, Borrower may not borrow at any rate other than the Base Rate at any time when Borrower would not be permitted to borrow at such rate other than the Base Rate if Borrower were the borrower under the Revolving Credit Agreement. Subject to Section 1, each Loan and any prepayment of any Loan shall be in an amount in accordance with the terms of the Revolving Credit Agreement. Prepayments shall be allocated first, to any Loans bearing interest at a rate based on the Base Rate and second, to Loans in the order in which their Interest Periods terminate.
6. Borrower’s Representations and Warranties. Borrower represents and warrant to Lender that:
(a)	Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on the Borrower and its subsidiaries, taken as a whole; and

(b)	this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms.
7. Conditions of Lending. The obligation of Lender to make any Loan is subject to the conditions precedent that:
(a)	Each of the representations and warranties set forth in Section 6 is true and accurate on and as of the date of the making of such Loan; and

(b)	no event has occurred and is continuing or would result from the proposed Loan, which constitutes a Default or Event of Default.
8. Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:
(a)	Borrower shall default in any payment of principal when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts, when the same shall become due and payable, and such default shall continue for a period of three (3) Business Days;
(b)	Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or

(c)	a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower; or

(d)	a Change of Control shall occur,
then and in each and every case Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that in the case of Sections 8(b) and Section 8(c) above, the commitments of Lender hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.
9. Notices. Notices under and in connection with this Agreement shall be given and deemed effective as provided in the Revolving Credit Agreement.
10. Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver shall of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended except by a writing signed by the parties.
11. Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loans and any other amounts due Lender hereunder. Borrower agrees to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans or any transaction in which any proceeds of all or any part of the loans made hereunder are applied, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.
12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.
13. Commitment Fee. Borrower shall pay Lender a commitment fee quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2007, and at the Maturity Date (or earlier date as to which the maturity of the Loans has been accelerated pursuant to Section 8), such commitment fee to be in an amount equal to .175% per annum on the average daily unused Commitment Amount for the relevant period.
14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.
15. Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. References to Sections in this Agreement are to Sections of this Agreement.
16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
17. Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
18. Notices. All notices under this Agreement shall be in writing and delivered to the respective parties at their principal offices stated at the beginning hereof.
19. No Third Party Beneficiaries. The agreement of Lender to make Loan to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.
20. Special Exculpation. No claim may be made by Borrower or any other person against Lender, directors, officers, employees, attorneys or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
21. Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
22. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
23. Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.
In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

Anadarko Petroleum Corporation
By:
Robert G. Gwin
Vice-President, Finance and Treasurer

Western Gas Partners, LP
By:	Western Gas Holdings, LLC,
its general partner

By:
Robert G. Gwin
President, Chief Executive Officer

Exhibit A
As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated:
     “Base Rate” means the rate used for determining interest on amounts of principal outstanding from time to time under the Revolving Credit Agreement with respect to which the parties thereto have not agreed on (i) a specific interest period over which a particular rate shall apply and (ii) a fixed rate, which may be determined by a formula, for such period.
     “Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company (including any permitted successors and assigns under the Agreement of Limited Partnership of the Borrower).
     “Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
     “Revolving Credit Agreement” at any time means the revolving credit agreement with the largest aggregate commitment amount to which Lender is then a party as the borrower, as amended, or if there is no such revolving credit agreement then in effect, the last revolving credit agreement to which Lender was a party as the borrower. As of the Effective Date, the Revolving Credit Agreement is the revolving credit agreement dated as of September 1, 2004, among, inter alia, Anadarko Petroleum Corporation, JPMorgan Chase Bank, as US Administrative Agent, and the lenders party thereto, as amended.
     “Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.